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                                                                       EXHIBIT 5




                                January 14, 1999



NovaCare, Inc.
1016 West Ninth Avenue
King of Prussia, Pennsylvania   19406

Gentlemen:

            This opinion is furnished in connection with the registration statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1993, as amended (the "Act"), filed by NovaCare, Inc., a Delaware corporation (the "Company"), with respect to 2,800,000 shares (the "Shares") of the common stock, $.01 par value, of the Company which have been offered or are to be offered by the Company to employees of the Company pursuant to the Company's 1998 Stock Option Plan (the "Plan").

            As Acting General Counsel of the Company, I have acted as counsel in connection with the registration of the Shares under the Act. I have examined the Certificate of Incorporation of the Company and amendments thereto; the By-Laws of the Company; such records of proceedings of the Company's Board of Directors as I have deemed material; the Registration Statement; and such other documents as I considered necessary for the purposes of this opinion.

            Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted thereunder, will be validly issued, fully paid and non-assessable.

            I understand that this opinion is to be used in connection with the Registration Statement. I consent to the use of my name in the Registration Statement and the filing of this opinion as an Exhibit to the Registration Statement.

                                    Sincerely,

                                    /s/ Richard S. Binstein
                                    ------------------------------------
                                    Richard S. Binstein